Exhibit 10.52

SPECIALTY PHARMACY NETWORK AGREEMENT

THIS SPECIALTY PHARMACY NETWORK AGREEMENT (“Agreement”) is made as of January 1st 2018 (the “Effective Date”), by and between United Therapeutics Corporation (“UT”), a Delaware corporation, with offices at 1040 Spring Street, Silver Spring, Maryland and Accredo Health Group, Inc. (“SPECIALTY PHARMACY”), a Delaware corporation, with offices at 6272 Lee Vista Boulevard, Orlando, FL 32822.

Recitals

WHEREAS, UT manufacturers, markets and sells certain biopharmaceutical products, including Products;

WHEREAS, SPECIALTY PHARMACY is a licensed pharmacy that owns or operates one or more locations that dispense biopharmaceutical products to Patients within the Territory;

WHEREAS, this Agreement sets forth the terms and conditions upon which UT engages SPECIALTY PHARMACY as part of its distribution network to dispense Products to Patients in the Territory.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties agree as follows:

ARTICLE 1:  INTRODUCTORY PROVISIONS

1.1                               Defined Terms.  The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

(a)                                 “Adverse Drug Reaction (ADR) / Adverse Reaction / Suspected Adverse (Drug) Reaction” shall mean a response to a medicinal product which is noxious and unintended [DIR 2001/83/EC Art 1(11)]1. Response in this context means that a causal relationship between a medicinal product and an adverse event is at least a reasonable possibility (see Annex IV, ICH-E2A Guideline). Adverse reactions may arise from use of the product within or outside the terms of the marketing authorization or from occupational exposure [DIR 2001/83/EC Art 101(1)]. Conditions of use outside the marketing authorization include off-label use, overdose, misuse, abuse, occupational/accidental exposure and medication errors.

(b)                                 Adverse Event / Adverse Drug Experience (AE) shall mean any untoward medical occurrence in a patient or clinical investigation subject administered a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment. [Dir 2001/20/EC Art 2(m)]. An adverse event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding for example), symptom, or disease temporally associated with the use of a medicinal product, whether or not related to the use of the medicinal product.

(c)                                  “Affiliate” when used with reference to either Party shall mean any Person controlling, controlled by or under common control with the said Party and any officer, director or employee of such Party or Person, as the case may be.  For purposes hereof, “control” shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of a business entity other than a corporation.

(d)                                 “Agreement” shall mean this Agreement and all attachments incorporated herein by reference.

(e)                                  “Applicable Laws” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a government authority and which are in force as of the Effective Date or come into force during the term of this Agreement, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended, the Health Insurance Portability and Accountability Act, the Federal Anti-Kickback Statute, the Anti-Kickback Act of 1986, the Stark Anti-Referral Law, and any applicable FDA regulations.

(f)                                   “Approved Distributor” shall mean a distributor engaged by UT as part of its distribution network to distribute Products in the Territory.  Approved Distributors are listed in Attachment B, and may be amended at any time in UT’s sole discretion upon written notice to SPECIALTY PHARMACY.

(g)                                  “Clean Prescription” shall mean a referral for which benefits have been verified and that includes a valid prescription that does not: (i) require physician, patient, or any third party intervention or information; (ii) involve backorder, short supply, allocation, or recall; or (iii) involve a referral that is subsequently canceled or requested to be held for future processing.

(h)                                 “Commercially Reasonable Efforts” shall mean with respect to each Party, commercially reasonable efforts in accordance with the business, legal, medical and scientific judgment of a similarly situated company, and in accordance with the efforts and resources a similarly situated company would use taking into account reasonable commercial judgment and other relevant factors.

(i)                                     “Confidential Information” shall mean all information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”), regardless of the form in which it is disclosed, including information relating to the Disclosing Party’s markets, product specific payer policies, databases, customers, products, patents, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, prices, costs, revenues, profits, organization, employees, agents, resellers or business in general, and with respect to UT as Disclosing Party, information embodied in UT Product.  The following shall not be considered Confidential Information:

(i.)                                  Information which is or becomes in the public domain through no fault or act of the Receiving Party;

(ii.)                               Information which was independently developed by the Receiving Party without the use of or reliance on Confidential Information;

(iii.)                            Information which was provided to the Receiving Party by a third party under no duty of confidentiality to the Disclosing Party; or

(iv.)                           Information that is required to be disclosed by Applicable Laws, provided, however, prompt prior notice thereof shall be given to the Disclosing Party.

(j)                                    “Customer” shall mean any physician or physician’s office or practice or Patient to whom SPECIALTY PHARMACY is legally entitled to dispense Product.

(k)                                 Day 0: The date when any representative of UT (including contractors) or business partners is made aware of the minimum information that constitutes a valid report (an identifiable patient, an identifiable reporter, a suspected event and a suspect drug/product). This includes both verbal and written communication and is classed as day 0 (zero) of the regulatory reporting process.

(l)                                     “Force Majeure” shall mean any event, not existing as of the Effective Date and not reasonably within the control of the Parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one Party’s performance of its obligations under this Agreement.  Force Majeure shall include, without limitation:  fire, storm, earthquake, flood, acts of state, war or civil unrest, labor dispute, inability to obtain labor or materials, and prolonged shortage of energy or any other supplies.

(m)                             “Master Services Agreement” shall mean the Master Services Agreement entered into by and between UT and Specialty Pharmacy effective December 18, 2013, as amended; pursuant to which SPECIALTY PHARMACY is performing certain enhanced support services for UT related to Product.

(n)                                 “Patient” shall mean an individual who has been prescribed and will be treated by the Product.

(o)                                 “Patient Information” shall mean all information necessary for determining whether such Patient has insurance coverage for the cost of Product.

(p)                                 “Patient Referral” shall mean a prescriber’s request for dispensing a Product and all the necessary and relevant Patient and prescriber information to verify appropriate reimbursement.

(q)                                 “Patient Service Center” shall mean the centralized call center established and operated by UT to (i) triage Patient Referrals and orders for the Product to applicable distributors, and (ii) respond to questions from Customers or refer Customers inquiries regarding the UT Product.

(r)                                    “Product” shall include all products listed in Attachment A.  UT reserves the right to add any new FDA approved strength or package size of Product to this Agreement at the same terms and conditions and to remove any Product (or, where applicable, Product NDC) from this Agreement, in its sole discretion, by giving written notice to SPECIALTY PHARMACY.

(s)                                   “Parties” shall mean UT and SPECIALTY PHARMACY collectively.

(t)                                    “Party” shall mean either UT or SPECIALTY PHARMACY.

(u)                                 “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

(v)                                 “Product Compliant” or “PC” shall mean any written, electronic or oral communication that alleges deficiencies of the identity, quality, durability, reliability, safety effectiveness or performance of a distributed UT device or drug product.

(w)                               “Safety Information” shall mean any and all safety data, including, but not limited to:

•                  Adverse events, reactions, or experiences from any source

•                  Adverse events, reactions, or experiences from Organized Data Collection Systems, which include non-interventional studies, registries, post-approval Named Patient Use, other patient support and disease management programs, surveys of patients or healthcare providers, Compassionate Use or Named Patient Use, or information gathering on efficacy or patient compliance

•                  Special reporting situations that are not AEs but should be treated as AE, which includes a) Overdose, accidental or intentional (outside of a prescriber’s orders); b) Pregnancy ((maternal exposure or paternal exposure) plus reports of termination of pregnancy with or without further information), c) Breastfeeding/Lactation (Trans-mammary exposure of an infant) with the use of a UT product, d) product abuse or e) product misuse f) Medication errors associated with an adverse event  g) Lack of therapeutic efficacy (i.e., “Lack of Effect Reports”), h) Off-label use of UT product associated with an adverse event and i) Occupational exposure with or without an adverse event, reaction, or experience.

•                  Other safety information includes:

•                  Product exposure (including maternal, paternal, or fetal exposure) associated with a pregnancy when patient was not pregnant prior to start of therapy with or without an adverse reaction

•                  Abnormal test findings identified post start using of UT product (e.g., CPK level of 10.5)

•                  Drug interactions (only if associated with an Adverse Event)

•                  Suspected transmission of an infectious agent, which will be classified as a serious adverse event, reaction, or experience

•                  Defective or falsified medicinal product

•                  An unexpected therapeutic or clinical benefit from use of the medicinal product

(x)                                 “Territory” shall mean the United States, including its territories and possessions, the fifty states and the District of Columbia only, unless otherwise expressly agreed in writing by the Parties.

ARTICLE 2:  MUTUAL REPRESENTATIONS AND WARRANTIES

2.1                               Authority.  Each Party represents and warrants that it possesses all corporate power and authority necessary to enter into this Agreement and to perform its obligations under this Agreement.  All corporate acts and other proceedings required to be taken by or on the part of each Party to authorize it to perform its obligations under this Agreement have been duly and properly taken.  This Agreement has been duly executed and delivered by each Party and constitutes legal, valid and binding obligations of each Party enforceable in accordance with its terms, subject to the application of general principles of equity.

2.2                               No Conflicts.  Each Party represents and warrants that the execution and performance of this Agreement will not conflict with or violate any other agreement or obligation binding on it.

2.3                               Approvals.  Except as expressly provided herein, each Party represents and warrants that no approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by such Party of this Agreement or its consummation of the transactions contemplated by this Agreement.

2.4                               Debarment and Exclusion Certification Requirements.  Each Party certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) and (b), and does not appear on the “list of excluded individuals/entities” (“LEIE”) maintained by the Office of the Inspector General of the U.S. Department of Health & Human Services.  In the event that, during the term of this Agreement, either Party (i) becomes debarred, (ii) is placed on the LEIE, or (iii) receives notice of an action or threat of an action with respect to its debarment or placement on the LEIE, such Party shall notify the other Party immediately.  Each Party hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association that has been debarred under 21 U.S.C. § 335(a) and (b) or that appears on the LEIE.  In the event that either Party becomes aware of the debarment, threatened debarment, appearance or threatened placement on the LEIE of any individual, corporation, partnership or association providing services to the other Party that directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified.  In the event of an actual debarment or exclusion of SPECIALTY PHARMACY or its owners during the term of this Agreement, this Agreement shall, as of, or prior to, the effective date of such debarment or exclusion, automatically terminate.  In the event of an actual debarment or exclusion of any SPECIALTY PHARMACY employee, agent or contractor during the term of this Agreement, such employee, agent or contractor must immediately cease providing any services to UT under this Agreement, and UT shall have the option of immediately terminating this Agreement.

ARTICLE 3:  APPOINTMENT

3.1                               Scope; Non-exclusive.  UT hereby appoints SPECIALTY PHARMACY, and SPECIALTY PHARMACY hereby accepts such appointment, as a specialty pharmacy permitted to dispense Product to Patients in the Territory during the term of this Agreement, subject to the terms and conditions of this Agreement.  This appointment is non-exclusive, and UT reserves the right to appoint additional specialty pharmacies in the Territory.  UT shall notify SPECIALTY PHARMACY prior to adding additional specialty pharmacies within the Territory.

ARTICLE 4:  OBLIGATIONS OF SPECIALTY PHARMACY

4.1                               Product Purchase.  SPECIALTY PHARMACY shall purchase all requirements of Product from an Approved Distributor.

4.2.                            Education and Information.  SPECIALTY PHARMACY shall use its Commercially Reasonable Efforts to fund and support ongoing information and education related to its access and dispensing of Product, consistent with SPECIALTY PHARMACY’s normal funding and support for its overall activities, and subject to SPECIALTY PHARMACY’s internal policies regarding such activities.  Such Commercially Reasonable Efforts shall include, but not be limited to, all of the following:

(a)                   Maintaining throughout the Territory adequate sales and order-fulfillment staff who are adequately trained the applicable disease state and Product to inform physicians about the availability of Product.

(b)                   Promptly responding to all inquiries from Customers, including responding to complaints, processing all orders and effecting all shipments of Product for Patients in accordance with the timelines and other terms and conditions contained within this Agreement.

(c)                      If SPECIALTY PHARMACY also dispenses a product that directly competes with the Product, giving fair and balanced representation to the Product and the competitive product with respect to both products’ availability, attributes and communicating or messaging to Customers, subject to pharmacist’s professional judgment regarding patient safety at SPECIALTY PHARMACY.

4.3                               Policies and Procedures.  SPECIALTY PHARMACY shall use Commercially Reasonable Efforts to comply with UT’s Policies and Procedures as provided and updated by UT from time to time and as accepted by SPECIALTY PHARMACY.  If any such Policies and Procedures contradict this Agreement, the terms of this Agreement shall control.

4.4                               Written Assurance.  SPECIALTY PHARMACY hereby assures UT that SPECIALTY PHARMACY shall not export Product from the Territory under any circumstances, including to any destination to which re-export requires a license under the United States Export Administration Regulations.

4.5                               Product Storage and Specifications.  SPECIALTY PHARMACY shall handle and store Product in accordance with all directions accompanying Product in order to maintain Product in accordance with UT- and FDA-approved specifications and Applicable Laws.  SPECIALTY PHARMACY shall dispense Product as prescribed, in accordance with all applicable pharmacy requirements.  The Parties acknowledge that UT shall not have any rights, obligations, responsibilities, oversight or role of any kind or nature concerning SPECIALTY PHARMACY’s practice of pharmacy in compliance with all applicable state pharmacy regulations and consistent with SPECIALTY PHARMACY’s then current practices.  SPECIALTY PHARMACY shall maintain complete and accurate records for inspection by UT or its representatives, upon ten (10) business days’ prior notice during regular business hours, of all movements and transactions involving Product.  Such records shall reflect unit, lot number and Customer information, including defective or returned Product, such that Product may be traced for purposes of stock reconciliation, recall and general marketing and shipping review.  UT shall also have the right to inspect SPECIALTY PHARMACY’s storage conditions and shipping procedures for Product upon ten (10) business days’ prior notice, during regular business hours. SPECIALTY PHARMACY shall not manufacture, mix, process, combine or incorporate Product alone or into any other substance.

4.6                               Educational Materials.  SPECIALTY PHARMACY may create its own educational materials concerning UT Product (“Educational Materials”) for distribution by SPECIALTY PHARMACY in accordance with this Agreement and SPECIALTY PHARMACY’s obligations as a health care provider and pharmacy; provided, however, that all such Educational Materials shall: (i) be consistent with the contents of UT Product package insert approved by the FDA; (ii) comply with the conditions and requirements of all applicable state pharmacy regulations mandating the provision of patient educational materials on prescription drugs and their administration, and (iii) not be used by SPECIALTY PHARMACY to promote, market or sell Product. To the extent that SPECIALTY PHARMACY desires to include UT trademarks or

Product branding within any Educational Materials, then SPECIALTY PHARMACY must obtain UT’s prior written approval of such materials before dissemination to any third party.

4.7                               No Product Promotion.  SPECIALTY PHARMACY will not promote Products, but SPECIALTY PHARMACY will promote its own specialty pharmacy services to Customers in accordance with SPECIALTY PHARMACY’s standard business practices.  Accordingly, SPECIALTY PHARMACY shall not distribute or generate any promotional material containing claims relating to Product.  SPECIALTY PHARMACY may, however, provide its customers with educational information concerning Product.

4.8                               Inventory.  SPECIALTY PHARMACY shall maintain at all times adequate inventory of Product (the “Inventory”) as are mutually considered by UT and SPECIALTY PHARMACY to be sufficient to meet anticipated Patient demand.  Notwithstanding the foregoing, SPECIALTY PHARMACY shall maintain an Inventory level at all times between the following minimum and maximum:

(a)                                 At a minimum: no less than thirty (30) days’ inventory on hand at any time based on current demand and usage of Product by SPECIALTY PHARMACY’s Patients; and

(b)                                 At a maximum: no greater than seventy-five (75) days’ inventory on hand based on current demand and usage of Product by SPECIALTY PHARMACY’s Patients; and

(c)                                  Calculations of inventory levels shall be based on the current monthly average usage of Product by Patients (“Usage”). Usage shall be equal to the rolling average amount of Product distributed by SPECIALTY PHARMACY each month for the previous three (3) months. Inventory DOH shall be calculated as Estimated Inventory Count / (Usage * 30).  Adjusted Inventory DOH shall be calculated as Adjusted Inventory Qty / (Usage * 30).

SPECIALTY PHARMACY shall ensure that it purchases enough Inventory each month to meet expected usage demand for Product in addition to the thirty (30) day minimum Inventory level requirement.  From time to time, UT and SPECIALTY PHARMACY may mutually agree to reasonably change the above-listed minimum and maximum requirements and SPECIALTY PHARMACY shall adjust its Inventory accordingly.

4.9                               Specialty Pharmacy Expenses.  SPECIALTY PHARMACY shall bear all of its own costs and expenses incurred in carrying out its obligations under this Agreement, including, but not limited to, all rents, salaries, commissions, demonstration, travel and accommodation.

4.10                        Reporting.  SPECIALTY PHARMACY shall complete a series of regular reports as described in Attachment E hereto.  Updated reporting template will be provided as needed with mutual consent of the Parties.  The reports are due no later than the 10th day of each month following the end of the respective reporting periods and shall constitute Confidential Information of UT.  Notwithstanding anything herein to the contrary, all reports are subject to Section 16.2 (Privacy Compliance).  If UT requests material changes to reporting obligations after the program is implemented, the SPECIALTY PHARMACY will notify UT of the estimated hours/costs (which SPECIALTY PHARMACY represents and warrants shall be no more than fair market value) for necessary IT reporting and system changes to accommodate such request.  Such hourly rate may not exceed $185/hour and SPECIALTY PHARMACY shall only proceed with the necessary changes upon written approval from UT.

4.11                        Specialty Pharmacy Representations.

(a)                                 SPECIALTY PHARMACY acknowledges that Products constitute sensitive therapeutic drugs, and that dispensing the Product requires specialized training and dedication to Patient needs.  SPECIALTY PHARMACY represents and warrants that it will train and deploy its agents and employees in the manner necessary to meet these special requirements.

(b)                                 SPECIALTY PHARMACY represents and warrants that it and its officers, directors, agents and/or employees as applicable are qualified to perform the activities described in this Agreement and that all licenses and/or approvals necessary to conduct such services and activities have been obtained and shall be maintained throughout the term of this Agreement.

4.12                        Specialty Pharmacy Activities.  SPECIALTY PHARMACY provides appropriate pharmacy services in accordance with Applicable Laws as part of its normal business operation. In addition to other obligations described in this Agreement, SPECIALTY PHARMACY shall perform the following activities and those outlined in Attachment C (Product Specific Network Requirements), in all cases subject to the requirements of Section 16.12 (Privacy Compliance).

(a)                                 Patient Benefit Verification. Unless and to the extent specified in Attachment C such activities are performed by the Patient Service Center, SPECIALTY PHARMACY shall handle Patient enrollment, initial processing, insurance eligibility and benefits verification. If SPECIALTY PHARMACY is unable to service a patient, then SPECIALTY PHARMACY shall immediately, i.e., no more than five (5) business days from the receipt of the complete referral, re-direct the referral to an appropriate specialty pharmacy participating in the distribution network.  If there is not a preferred specialty pharmacy that has access to the medication and a Letter of Agreement is required, response regarding referral should be within five (5) days to obtain an exception from a non-contracted payer.  Specialty Pharmacy agrees to utilize the referral form provided by UT for referral collection purposes at all times, unless a customer specifically requests the use of a different form or a different form is required under Applicable Laws.

(i.)                                  Upon receipt of a prescription for Product, SPECIALTY PHARMACY shall immediately fax the prescribing physician to confirm receipt of the prescription. No more than one (1) business day from receipt of the prescription, SPECIALTY PHARMACY shall perform verification of insurance coverage for Product. If the prescription is received after 2 p.m. Eastern time, SPECIALTY PHARMACY may have until the end of the next business day to perform verification of insurance coverage for UT Product.

(ii.)                               SPECIALTY PHARMACY shall take all necessary actions to verify Patients’, insurance coverage for Product including, without limitation, researching and attempting to determine: (1) all Patient information and coverage parameters, including all relevant clinical documentation; (2) if Product is covered, under what type of plan (e.g., a “medical plan” or a “pharmacy plan”), the Patient cost share amount, if any, and the rate of reimbursement, if available; (3) whether prior authorization is required for reimbursement; (4) if prior authorization is required, what information the Patient must submit in order to receive such authorization; and (5) whether any other activities, submissions or approvals are required to obtain reimbursement promptly and to the fullest extent permitted by the Third-Party Payer. During the process of benefit verification, SPECIALTY PHARMACY shall communicate with the referral source and provide information to the prescribing physician in a time and manner sufficient for the circumstances.

(iii.)                            SPECIALTY PHARMACY shall record the results of its research on the foregoing and shall use commercially reasonable efforts to report to the Patient within one (1) business day from receipt.

(iv.)                           If the Third-Party Payer requires prior authorization, then SPECIALTY PHARMACY shall, within one (1) business day, notify and assist the Customer with questions relating to the requirements for prior authorization.

(v.)                              If, prior to the submission of a claim for reimbursement, a Third-Party Payer informs SPECIALTY PHARMACY that UT Product is not eligible for coverage, then, within one (1) business day, SPECIALTY PHARMACY shall make such inquiries of the third-party payer as shall be necessary to determine the requirements for submission of an appeal of the denial of coverage. SPECIALTY PHARMACY shall promptly record the results of this inquiry and to the extent not prohibited by contract or Applicable Laws report such information to the UT managed markets designee.

(vi.)                           If SPECIALTY PHARMACY is notified of a denial of coverage and SPECIALTY PHARMACY determines that an appeal of the denial of coverage would require a Level 1 Appeal, then  SPECIALTY PHARMACY, at its cost and discretion, shall use reasonable efforts to assist Customer, and if a Patient is pursuing the Level 1 Appeal on his/her own behalf, SPECIALTY PHARMACY, at its cost, shall promptly initiate (at the latest within one (1) business day) and pursue such Level 1 Appeal in accordance with the Third-Party Payer’s processes.  Upon request, UT shall provide reasonable assistance to SPECIALTY PHARMACY, including assistance with preparing applications and participation in telephone conferences and meetings with representatives of the Third-Party Payer.  All documents prepared as part of a Level 1 Appeal, and any information obtained in connection therewith, shall be promptly recorded.

(vii.)                        If SPECIALTY PHARMACY determines that an appeal of the denial of coverage would require a Level 2 Appeal, SPECIALTY PHARMACY shall notify the physician, Patient and UT (if SPECIALTY PHARMACY deems necessary, if the Patient consents and to the extent not prohibited by contract or Applicable Laws) immediately of such determination.  Patient, at his or her option, may elect to pursue the Level 2 Appeal directly or to request that SPECIALTY PHARMACY assist.

(b)                                 Dispensing Activities.

(i.)                                  Upon completion of benefits investigation and, if necessary, after prior authorization, SPECIALTY PHARMACY shall process the prescriber’s order for Product if the prescriber chooses to place an order.  If prescriber elects not to place an order at the time that Patient benefits are reported, SPECIALTY PHARMACY shall attempt to determine the reason for prescriber’s choice (e.g., “Patient to receive Product at an alternate facility”, “physician elected not to order Product”, or “Patient elected not to receive UT Product”).  SPECIALTY PHARMACY shall immediately record this information and notify the Patient Service Center within one (1) business day to the extent not prohibited by contract or Applicable Laws.

(ii.)                               When the Referral originates from the prescriber, SPECIALTY PHARMACY shall attempt to contact the Patient on the same day that the benefit verification has been completed for the Patient in order to inform the Patient of his or her cost share amount, if any, and to make arrangements with the Patient for collection such cost share amount, if any, and to introduce the Patient to the SPECIALTY PHARMACY’s services.  SPECIALTY PHARMACY may delay shipment of Product until the Patient’s cost share amount is satisfied in full.  SPECIALTY PHARMACY shall be solely responsible for submitting claims for reimbursement directly to the third party payer for the applicable reimbursable amount (deducting any Patient cost share amount).

(iii.)                            SPECIALTY PHARMACY will dispense the Product (along with a current package insert) to Patients pursuant to a valid prescription and in accordance with Applicable Law, and in so doing will include certain nominal ancillary supplies (e.g., syringes, needles, and alcohol swabs) and certain related items (including the pump/device, as applicable) in connection with the Product as may be necessary or useful to the Patient in connection with the administration of the Product.  All such supplies must comply with the technical administrative requirements specified in the package insert for Product for applicable administration and that offer the same level of reliability, effectiveness and customer service that have become industry standard for Product. Upon receipt of a Clean Prescription, SPECIALTY PHARMACY shall dispense Product within one (1) business day or at such other time as the Patient may request.

(c)                                  Follow up Activity Generally. Unless SPECIALTY PHARMACY is otherwise required to contact Customer sooner or more often, SPECIALTY PHARMACY shall contact Customer two (2) business days after receipt of a prescription/referral and every two (2) business days thereafter to update Customer on the status of a benefits investigation/prior authorization/appeal or other related matter. When required to obtain additional information to complete a valid prescription/coverage determination/prior authorization/appeal or related matter, SPECIALTY PHARMACY shall communicate all required information to the appropriate party and continue to contact such party every business day until the needed information is received or the matter is otherwise closed.

(d)                                 Education. SPECIALTY PHARMACY shall provide its standard educational support regarding Product administration and safety to Customers and caregivers involved in treating Patients. Upon UT’s request and subject to Specialty Pharmacy’s sole discretion, Educational Materials and educational materials created by UT may at times be included along with a Patient’s standard shipment(s) of UT Product.  In addition, SPECIALTY PHARMACY shall at all times comply with UT’s requirements with respect to the provision of package inserts, updates thereto, and such other UT Materials as are required by Applicable Law. In the event that such materials increase shipping or dispensing expenses, the parties shall agree on appropriate payments. SPECIALTY PHARMACY shall promptly respond to questions from managed care organizations and other Third-Party Payers about Product. Notwithstanding the foregoing, the provision of such educational services shall be performed in accordance with the obligations contained in this Agreement.

(e)                                  Nursing Services:

(i.)                                  SPECIALTY PHARMACY shall make available on an as-needed basis its standard telephonic nursing services in accordance with its standard policies and procedures. If SPECIALTY PHARMACY receives requests for administration or clinical support with respect to a Product, it shall facilitate such requests in accordance with its standard business practices. SPECIALTY PHARMACY’s standard telephonic nursing services shall be rendered by nurses who have the requisite and necessary training, experience, licenses and permits in accordance with Applicable Laws. SPECIALTY PHARMACY may not seek reimbursement for its standard telephonic nursing services directly from UT, from the Patient, or from the third party payer.

(ii)                                  The Parties shall work together in good faith to develop an integrated comprehensive care plan as part of SPECIALTY PHARMACY’s standard business operations to adequately support Product, Patients and Customers with the following elements:

(a)                                 All nurses shall be trained by SPECIALTY PHARMACY with respect to Product and the relevant disease area prior to any interaction with a Patient or Customer. All nurses (including per diem nurses) shall pass competency testing on the following topics (at a minimum): disease state and disease state drug classes; Product; Patient needs whether naïve or experienced; Administration of Product; Training Patients on administration of Product; Relevant nursing standards of care for administration of  Product; Any and all devices/pumps that are to be used with Product; Appropriate patient encounters; and HIPAA, patient privacy and any other applicable legal requirements;

(b)                                 SPECIALTY PHARMACY shall provide updated training as necessary for nurses to maintain competency in the foregoing competency areas;

(c)                                  SPECIALTY PHARMACY shall update and refresh training and require regularly updated certification testing when new information becomes available or when a nurse has not provided services for an extended period of time;

(d)                                 SPECIALTY PHARMACY shall make available to UT upon request, for UT’s review and comment, training materials related to Product and the administration and support of Product;

SPECIALTY PHARMACY shall make available to UT records of completion related to training upon onsite audit.

(e)                                  SPECIALTY PHARMACY shall manage nonperformance of nurses (including per diem nurses) through appropriate measures, including re-training, discipline or removal; and

(f)                                   SPECIALTY PHARMACY shall reasonably provide nurses who are able to speak the same language as the Patient or a translation service.

(f)                                   Performance Requirements:  As part of the overall activities performed in support of the Product, SPECIALTY PHARMACY agrees to keep careful records of the following data points and maintain the requisite levels of competency for each data point and shall provide such data in reports to UT as UT reasonably requests, but no less than quarterly:

(i.)                                  ASA: meaning the average speed SPECIALTY PHARMACY takes to answer a call measured over a calendar month.  SPECIALTY PHARMACY shall use reasonable Efforts to ensure that the ASA does not exceed thirty (30) seconds, and in any event, at least 80% of all calls to SPECIALTY PHARMACY shall be answered within thirty (30) seconds;

(ii.)                               Calls Dropped: meaning the percentage of calls that are dropped before being answered over the course of a calendar month.  SPECIALTY PHARMACY shall use its Commercially Reasonable Efforts to ensure that the Calls Dropped does not exceed 6%; and

(iii.)                            AHT: meaning the average hold time experienced by a caller as measured over the course of a calendar month.  SPECIALTY PHARMACY shall use its Commercially Reasonable Efforts to ensure that the AHT does not exceed 45 seconds, and in any event, at least 95% of calls placed on hold will be on hold for less than forty-five (45) seconds.

4.13                        SPECIALTY PHARMACY agrees to make available appropriate management personnel as mutually agreed upon responsible for overseeing/managing the activities related to the distribution of Product for quarterly meetings with UT personnel at reasonably agreed upon times and places in order to review and assess SPECIALTY PHARMACY’s performance relative to the various obligations described in this Agreement. Content and reporting metrics of such meetings will be mutually agreed upon between UT and SPECIALTY PHARMACY in advance of the meetings.

ARTICLE 5:  OBLIGATIONS OF UT

5.1                               Training.  UT may in its discretion provide training to SPECIALTY PHARMACY for Product at a time and in a manner as determined by SPECIALTY PHARMACY.

5.2                               Hub Allocation Methodology. To the extent UT has a referral hub for any Product, UT represents and warrants that it is responsible for the methodology for allocating hub referrals to pharmacies, and such methodology (i) is intended to distribute referrals fairly, (ii) is not intended to promote or market the Product or  SPECIALTY PHARMACY, (iii) is not intended as remuneration for referrals or other business generated, and (iv) is not intended to diminish the objectivity or professional judgment of SPECIALTY PHARMACY or any prescriber.

5.3                               UT Materials.  UT represents and warrants that any materials relating to Products that it provides to SPECIALTY PHARMACY: (a) are limited to communications that are intended to describe the Product or provide important Product-related information; (b) if required under Applicable Law, have received all appropriate regulatory approvals prior to use (e.g., FDA approval); and (c) do not involve the counseling or promotion of any off-label use.

ARTICLE 6:  WARRANTY AND PRODUCTS SUPPORT

6.1                               Product Warranty.  UT warrants that all of its Product shall as of the date such UT Product leaves UT’s facility: (i) be free from defects in design, material and workmanship, (ii) be in compliance with all applicable law and regulation, including without limitation all regulatory requirements of the FDA, including those related to the adulteration or misbranding of Product within the meaning of Section 501 and 502 of the Food Drug and Cosmetics Act, (iii) not be articles which may not be introduced into interstate commerce pursuant to the requirements of Sections 505, 514, 515, 516 or 520 thereof, and (iv) be manufactured in accordance with current FDA Good Manufacturing Practice as required by 21 C.F.R. 210 and 820.

6.2                               Limited Warranty.  THE WARRANTIES SET FORTH IN SECTION 6.1, AND THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED AND EXCLUDED BY UT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

6.3                               Limited Remedy.  UT SHALL NOT BE LIABLE TO SPECIALTY PHARMACY OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS OR CONTRACTORS FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SPECIALTY PHARMACY SHALL HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE BY UT OR SUCH THIRD PARTY.  NOTWITHSTANDING THE FOREGOING, IN CASE OF ANY CONFLICT BETWEEN THE PROVISIONS OF THIS SECTION AND OTHER PROVISIONS OF THIS AGREEMENT, THIS SECTION SHALL CONTROL.

ARTICLE 7:  REGULATORY APPROVALS, COMPLIANCE AND AUDITS

7.1                               Compliance with Applicable Laws.  UT shall be solely responsible for, and comply with, Applicable Laws governing the regulation of the manufacture, importation, design, testing, inspection, labeling, sale, warning and instructions for use of Product in the Territory, or otherwise applicable to the performance of its obligations under this Agreement.  SPECIALTY PHARMACY shall comply with all Applicable Laws governing its dispensing of Product in the Territory, or otherwise applicable to the performance of its obligations hereunder.  Each Party shall comply with Applicable Laws intended to prevent fraud, waste and abuse in federal health care programs, including but not limited to Medicare and Medicaid, and shall conduct its activities hereunder in an ethical and professional manner.

7.2                               Government Inquiries.  In the event that SPECIALTY PHARMACY receives an inquiry, or similar notice from a government agency or entity for information or an inspection (a “Notice”) which relates to Product or this Agreement, SPECIALTY PHARMACY shall, to the extent permitted under Applicable Laws: (a) notify and provide a copy to UT of such Notice promptly within twenty four (24) hours of receipt of such Notice; (b) unless expressly prohibited by the Notice, consult with UT regarding its response to the Notice to determine, among other things, whether any of UT’s Confidential Information shall be disclosed (which in all events shall be subject to SPECIALTY PHARMACY’s obligations specified in Article 8 of this Agreement); (c) keep UT informed of the progress of any inspection and provide UT with prior notice of any documents related to Product or UT to be provided to such government entity; and (d) provide UT with a copy of any documents related to UT Product or UT ultimately produced pursuant to such Notice.  Further, SPECIALTY PHARMACY shall provide UT with a summary of the results of any inspection and such actions, if any, taken to remedy conditions cited in such inspections. SPECIALTY PHARMACY further agrees to cooperate with any inspection of a shipment of Product by a governmental agency.

7.3                               Safety Reporting General Provisions.

(a)                                 UT has responsibility for all post marketing pharmacovigilance and safety regulatory reporting for Product in the Territory, including all reporting obligations to the applicable regulatory authorities, and shall comply with all Applicable Laws in carrying out those activities.

(b)                                 SPECIALTY PHARMACY is responsible to maintain suitable Pharmacovigilance Systems along with supporting policies and procedures to ensure compliance with all Applicable Laws and this Agreement.

(c)                                  SPECIALTY PHARMACY will identify and ensure all employees or contractors supporting UT activities, who require training on recognition of Safety Information, Adverse Events, Adverse Drug Reactions, Product Complaints, and all other applicable requirements set forth in this Agreement and shall ensure that training on the applicable Pharmacovigilance policies and procedures is completed within thirty (30) days of the Effective Date of this Agreement. Any addition of new staff will also require such training prior to them starting the project related activities.  UT can make available training on recognition of Safety Information (AEs/ADRs/PCs including special situation) in an event SPECIALTY PHARMACY doesn’t have such training in place. SERVICE PROVIDER shell retains the training certificate on record for any audits or inspections.

(d)                                 SPECIALTY PHARMACY shall identify and notify UT of any potential ADR, AE, Safety Information, Special Reporting Situation and/or PC using the method of delivery and within the timelines set out in Attachment D.  Either Party may update its contact information in Attachment D from time to time by providing written notice to the other Party.

(e)                                  UT will acknowledge receipt of the individual AEs/ADRs safety reports/communication sent to UT’s Drug Safety Common Mailbox (as set forth on Attachment D).

(f)                                   UT has enabled an auto acknowledgement feature for the reports sent to DrugSafety@Unither.com to immediately notify the sender that the safety information submitted has been received by UT. This receipt of unique identification will serve as a confirmation of receipt of the AE/PC report. Specialty Pharmacy is not obligated to utilize or store these auto acknowledgements.

(g)                                  UT is responsible and shall monitor the conduct of SPECIALTY PHARMACY’s activities with respect to pharmacovigilance activity performed under section 7.3 of this Agreement and regularly review compliance with the terms set forth within this Agreement.  During the term of this Agreement, SPECIALTY PHARMACY will permit representatives of UT, including UT’s quality assurance personnel, who are not competitors of SPECIALTY PHARMACY to examine and audit Pharmacovigilance obligations in accordance with section 7.5 of this agreement.

(h)                                 SPECIALTY PHARMACY agrees to provide to UT for any necessary remedial or corrective actions identified by UT in any such audit, and shall undertake all such remedial or corrective actions according to mutually agreed timelines following the audit.

(i)                                     UT represents and warrants that (i) safety reporting consistent with the provisions set forth in this Section 7.3 is required by UT for participation in the pharmacy network for Product and (ii) UT does not pay services fees for such reporting.

7.4                               Withdrawal or Recall of Product.  Any recalls of Product shall be conducted in compliance with FDA requirements and the UT standard operating procedure for recalls (“UT Recall SOP”). SPECIALTY PHARMACY shall prepare and maintain a written standard operating procedure that provides processes for conducting recall-related activities for Product as directed by UT and in accordance with the UT Recall SOP.  The decision to recall Product shall be made solely by UT, unless otherwise dictated by a governmental authority. UT shall be responsible for the expenses related to recall activities as described below, unless the recall results from a breach of any of SPECIALTY PHARMACY’s representations and warranties under this Agreement or SPECIALTY PHARMACY’s negligence or willful misconduct, in which event SPECIALTY PHARMACY shall be responsible for all of recall-related expenses.  For purposes of this Agreement, the expenses of the activities shall be: (i) the reasonable and direct expenses of notification and return or destruction (if authorized by UT) of Product, (ii) the cost to replace UT Product,  (iii) the costs directly associated with the distribution of replacement Product.  SPECIALTY PHARMACY and UT shall cooperate fully with one another in conducting any activity contemplated by this Section 7.4.  Destruction of recalled product shall be conducted in accordance with the recall plan, as approved by UT under the UT Recall SOP and by any applicable governmental authorities.  If instructed by UT, SPECIALTY PHARMACY may return recalled Product to UT at UT’s expense within thirty (30) days from completion of the recall and UT shall replace the Product recalled or refund the cost of such returned UT Product. Any Product returned to UT under this Section 7.4 shall be shipped by common carrier in a manner that preserves the integrity of the Product shipped, as instructed by UT.  Title to the recalled Product and risk of loss, theft, destruction or damage to Product during shipment as described above shall pass from SPECIALTY PHARMACY to UT upon delivery of recalled Product at UT’s facility.  SPECIALTY PHARMACY’s obligation to insure Product shall continue with respect to recalled Product until UT’s receipt of such Product.

7.5                               Visits by Parties.  SPECIALTY PHARMACY shall permit UT to visit its place of business and inspect its records, inventories and other relevant materials and records relating solely to its performance of this Agreement, at SPECIALTY PHARMACY’s expense.  Such inspections may be made no more than once each calendar year, at reasonable times during normal business hours and on not fewer than thirty (30) business days’ notice, accompanied by a detailed scope.  UT shall have the right to conduct additional “for cause” audits as needed to address specific quality problems and/or if issues arise that need inspection to ensure SPECIALTY PHARMACY compliance with and ability to comply with the terms of this Agreement. For-cause audits may be performed with fewer than 30 days notice, but with as much notice as reasonably practicable, taking into account the level of urgency associated with a for cause audit.  If a designated agent of UT conducts the audit, the designated agent shall enter into a confidentiality agreement with SPECIALTY PHARMCY.  Audits during the months of December and January are limited to regulatory needs.  UT may choose to share a confidential audit report summarizing all audit observations with SPECIALTY PHARMACY.  SPECIALTY PHARMACY will issue responses to all observations in writing to UT’s Quality Assurance unit within 30 calendar days of receipt.  UT will evaluate the acceptability of the audit observation responses (as acceptable, incomplete response, inadequate response and/or other.  Both parties shall bring to resolution any audit response deemed unacceptable by UT.  SPECIALTY PHARMACY will incorporate in its commitment tracking system any corrective actions and related timelines committed to by SPECIALTY PHARMACY.

ARTICLE 8:  PROPERTY OWNERSHIP; CONFIDENTIALITY

All Confidential Information and other proprietary materials, documents, information, databases, complete and incomplete case report forms and all data that one Party (“Disclosing Party”) supplies to the other Party (“Receiving Party”) shall be the sole and exclusive property of the Disclosing Party (“Disclosing Party Property”). All Confidential Information shall be deemed confidential and proprietary to the Disclosing Party. During the term of this Agreement and for a period of five (5) years following thereafter, the Receiving Party shall: (a) not disclose or provide any Confidential Information to any third party, and (b) take reasonable measures to prevent any unauthorized disclosure of Confidential Information by its employees, agents, contractors or consultants during the term hereof including advising such individuals of applicable confidentiality obligations.  Upon termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy, at the Disclosing Party’s request and expense, all unused Disclosing Party Property, except the Receiving Party may keep one (1) copy of such Disclosing Party Property for legal archival purposes.

SPECIALTY PHARMACY as described in section 7.2 of this agreement has responsibility to ensure employees or contractors supporting UT activities to, implement all reasonable physical, technical and administrative safeguards to protect Safety Information and Company Confidential Information and will promptly, but not later than 48 hours after becoming aware, notify UT of any loss, misuse, unauthorized access, disclosure, alteration or destruction of Safety Information or Company Confidential Information.

ARTICLE 9:  TRADEMARKS

9.1                               Trademark License Grant.  UT hereby grants to SPECIALTY PHARMACY, and SPECIALTY PHARMACY hereby accepts from UT, a nonexclusive, nontransferable, and royalty-free right and license, during the term of this Agreement, to reproduce and use the UT trademarks in connection with the dispensing of Product in the Territory and in accordance with UT’s standards and instructions and for no other purpose.  SPECIALTY PHARMACY shall not use any other marks or trade names in connection with the marketing and distribution of Product, except that SPECIALTY PHARMACY may use its marks or trade names in a manner consistent with its normal course of business, such as adding a label on the packaging identifying SPECIALTY PHARMACY as a Specialty Pharmacy of Product, and such use shall not confer on UT any rights or license in SPECIALTY PHARMACY’s marks or trade names.  UT may inspect and monitor SPECIALTY PHARMACY’s use of the UT trademarks.  SPECIALTY PHARMACY shall not remove or alter any UT trade names, trademarks, copyright notices, serial numbers, labels, tags or other identifying marks, symbols or legends affixed to any UT Product, documentation or containers or packages.

9.2                               Termination of Use.  Immediately upon termination of this Agreement, SPECIALTY PHARMACY’s license and right granted in Section 9.1 shall be revoked and SPECIALTY PHARMACY shall cease and desist from use of any UT trademark in any manner, other than to liquidate its then-existing inventory of UT Product within six months of such termination.

SPECIALTY PHARMACY hereby grants to UT or its designee, in the event of such termination, full power of attorney, with the right of substitution, to cancel, revoke or withdraw any governmental registration or authorization permitting SPECIALTY PHARMACY to use any UT trademark in the Territory, and SPECIALTY PHARMACY shall provide such further documentation and assistance as UT may reasonably request in connection therewith.

9.3                               Reservation of Rights. SPECIALTY PHARMACY acknowledges UT’s proprietary rights in and to any UT trademark, subject to the license and right granted in Section 9.1.  SPECIALTY PHARMACY shall not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any UT trademark and shall not use any UT trademark as part of SPECIALTY PHARMACY’s corporate or trade name or permit any third party to do so.

9.4                               Infringements.  Each Party shall promptly notify the other Party in writing if it becomes aware of any use in the Territory by any third party of trademark or of any similar mark, which may constitute an infringement of a UT trademark or SPECIALTY PHARMACY’s trademarks. Subject to the provisions of this Article 9, each Party shall have the exclusive right, in its sole discretion, to institute proceedings against third-party infringers of its trademarks.

ARTICLE 10:  INSURANCE AND INDEMNIFICATION

10.1                        Insurance.  Both Parties shall maintain in effect during the term of this Agreement a comprehensive general liability policy (which may be in the form of primary or excess coverage) in an amount not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate. UT shall also maintain a product liability policy (which may be in the form of primary or excess coverage) in an amount not less than Ten Million Dollars per occurrence and in the aggregate.  These policies shall provide for thirty (30) days’ written notice to the other Party in the event of any modifications, cancellations or terminations thereof.  If such policies are written on a claims made policy form, the Party shall maintain coverage for claims arising out of this Agreement for a period of at least five years following termination of this Agreement or any renewal thereof.  The insured Party agrees to provide the other Party with a certificate of insurance evidencing compliance with this section within ten days of execution of this Agreement and prior to the policy’s renewal date each year thereafter.

10.2                        Claims.  For the purposes of this Article 10 a “Claim” shall mean any liabilities, damages, costs or expenses, including, without limitation, reasonable attorneys’ fees arising from any claim, lawsuit, demand or other action by a third party.

10.3                        SPECIALTY PHARMACY Indemnification of UT.  SPECIALTY PHARMACY shall indemnify, defend and hold harmless UT, its Affiliates, and their respective officers, directors, employees, agents, successors and assigns from and against any Claim to the extent such Claim relates to or is based on: (a) property damage, personal injury or death resulting from SPECIALTY PHARMACY’s negligent or reckless provision or maintenance of Product (except to the extent the same results from any wrongful act or omission of UT); (b) SPECIALTY PHARMACY’s violation of Applicable Laws; or (c) any breach by SPECIALTY PHARMACY of any of its representations, warranties, covenants or agreements under this Agreement.

10.4                        UT Indemnification of SPECIALTY PHARMACY for UT Product.  UT shall indemnify, defend and hold harmless SPECIALTY PHARMACY and its Affiliates, and their respective officers, directors, employees, agents and successors and assigns from and against any Claim to the extent such Claim relates to or is based on: (a) property damage, personal injury or death resulting from use of UT Product (except to the extent the same results from any wrongful action or omission of

SPECIALTY PHARMACY); (b) UT’s violation of Applicable Laws; or (c) any breach by UT of any of its representations, warranties, covenants or agreements under this Agreement.

10.5                        Indemnification Procedure.  A Party seeking indemnification under this Article 10 (“Indemnified Party”) shall give prompt written notice to the indemnifying Party (“Indemnifying Party”) of any Claim covered by the indemnification obligations hereunder; provided, however, that a delay in such notice shall not terminate the Indemnifying Party’s indemnification obligations hereunder, unless such delay shall have materially impaired the defense of such Claim.  Such Indemnifying Party shall have sole and exclusive control of the defense of any such Claim, including the choice and direction of any legal counsel; provided, however, if Indemnifying Party’s choice of legal counsel would be subject to a material conflict of interest under the applicable rules of professional conduct governing such counsel, the Indemnified Party shall not be obligated to waive such conflict and may request separate legal counsel at the Indemnifying Party’s expense.  The Indemnifying Party may not settle or compromise any such Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

10.6                        Litigation Support.  In the event and for so long as an Indemnifying Party actively is contesting or defending against any Claim under this Article 10, the Indemnified Party shall cooperate with the Indemnifying Party and its legal counsel in the contest or defense of such Claim, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense of such Claim, all at the sole cost and expense of the Indemnifying Party.

10.7                        Subrogation.  The Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any third party bringing a Claim, and such Indemnified Party hereby assigns to the Indemnifying Party all claims, causes of action and other rights that the Indemnified Party may then have against such third party.  Conversely, and without in any way limiting the obligation of either Party to indemnify the other Party as herein provided, to the extent that an Indemnifying Party fails to perform its indemnification obligations under Section 10.3 or Section 10.4 above, the Indemnifying Party hereby assigns to the Indemnified Party all claims, causes of action and other rights which the Indemnifying Party may then have against any third party with respect to any Claim for which indemnification is provided hereunder.

ARTICLE 11:  JOINT PUBLICITY

11.1                        Public Disclosure.  If either Party wishes to make a public disclosure concerning this Agreement or the relationship established hereunder and such disclosure mentions the other Party by name or description, such other Party shall be provided with an advance copy of the disclosure and shall have (to the extent reasonably practicable) five (5) business days within which to approve or disapprove such use or its name of description (including mention of the name of the Product); provided, however: (a) approval shall not be unreasonably withheld by either Party; (b) failure to respond within five (5) business days shall be deemed approval; and (c) if approval is denied, no disclosure shall use the name of or otherwise describe such Party except to the extent required by Applicable Laws, or the extent that the description of the other Party is limited to public information about the availability of Product.

11.2                        Filings with Securities and Exchange Commission.  Notwithstanding the foregoing, each Party acknowledges that both Parties are, or are affiliates of, a publicly traded company and each Party hereby consents to the disclosure of this Agreement and the relationship between the Parties in their respective filings with the Securities and Exchange Commission and disclosures to their stockholders; provided, however, that each Party shall use commercially reasonable efforts not to disclose the specific financial terms and conditions of this Agreement except when such disclosure is required by Applicable Laws or by this Agreement.

ARTICLE 12:  FORCE MAJEURE

12.1                        Notice.  A Party affected by an event of Force Majeure shall promptly provide the other Party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

12.2                        Suspension of Performance.  After an affected Party has given notice under Section 12.1, that Party shall be relieved of any performance obligation under this Agreement for obligations which the Force Majeure event prevents, but only to the extent and only for so long as the Force Majeure prevents performance.  The other Party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amount due and owing and those obligations specified in Section 13 of this Agreement.

12.3                        Substitute Performance.  If SPECIALTY PHARMACY is delayed by an event of Force Majeure, UT shall, at its sole option, allow a third party to cover the services related to the dispensing of Product that SPECIALTY PHARMACY was unable to complete due to its delay and such third party shall receive the fees SPECIALTY PHARMACY would have received during its period of delay.

12.4                        Termination.  If the period of Force Majeure continues for more than sixty (60) days, either Party may terminate this Agreement upon giving notice to the other Party without incurring liability other than the obligation to make payments due up to and including such date of termination.

ARTICLE 13:  TERM AND TERMINATION

13.1                        Term.  The initial term of this Agreement shall begin on the Effective Date and shall continue in force for one (1) year from the Effective Date.  Thereafter, this Agreement shall automatically renew for additional periods of one (1) year each, unless either of the Parties shall have given the other Party written notice of its non-renewal of this Agreement no later than ninety (90) days prior to the end of the initial or any renewal term hereof.

13.2                        Termination.  This Agreement may be terminated prior to the expiration of the then current term as follows:

(a)                                 Either Party may terminate this Agreement immediately upon written notice to the other Party if the other Party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, goes into liquidation or receivership, a proceeding is commenced against it which will substantially impair its ability to perform hereunder or such Party otherwise loses legal control of its business;

(b)                                 Either Party may terminate this Agreement upon the occurrence of a material breach by the other Party, which breach has not been cured within thirty (30) days of written notice of such breach from the non-breaching Party;

(c)                                  The Parties may agree in writing to terminate this Agreement for their mutual convenience at any time and for any reason, subject to such terms and conditions as they may then adopt; and

(d)                                 Either Party may terminate this Agreement at any time, with or without cause, by written notice to the other Party, which shall be effective ninety (90) days after its date.

13.3                        Rights and Obligations on Termination.  If this Agreement is terminated for any reason, the Parties shall have the following rights and obligations:

(a)                                 Termination of this Agreement shall not release either Party from the obligation to make payments of all amounts then or thereafter due and payable, and shall not release UT from its obligations to provide Product to SPECIALTY PHARMACY at SPECIALTY PHARMACY’s request to service its existing patients as of the effective termination date and until such existing patients are transitioned to another specialty pharmacy. SPECIALTY PHARMACY and UT shall use their Commercially Reasonable Efforts to achieve such transition as expeditiously as possible after the effective termination date;

(b)                                 Each Party’s respective obligations of confidentiality and record retention under shall survive as provided in such articles; and

(c)                                  Each Party’s respective obligations under ‘Compliance with Laws,’ the indemnification provisions and ‘Dispute Resolution,’ shall survive termination of this Agreement.

ARTICLE 14:  DISPUTE RESOLUTION

14.1                        Negotiation.  The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement.  No formal dispute resolution shall be used by either Party unless and until senior executive officers of each Party have used Commercially Reasonable Efforts to meet in person to achieve such an amicable resolution.

ARTICLE 15:  RECORDS

SPECIALTY PHARMACY shall maintain accurate records as required to meet Applicable Laws.  Except as otherwise required by Applicable Laws, SPECIALTY PHARMACY shall provide UT with access to any reasonably requested documentation related solely to this Agreement during reasonable business hours.  UT shall give SPECIALTY PHARMACY seven (7) days’ prior written notice of such examinations, which will not occur more than once annually, and such examinations shall be undertaken only to such extent necessary to verify that the SPECIALTY PHARMACY has complied with the terms of this Agreement.

ARTICLE 16:  GENERAL PROVISIONS

16.1                        Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all the Parties’ previous or contemporaneous correspondence, term sheets, understandings, agreements and representations, oral or written between the Parties.

16.2                        Assignment.  Neither Party shall assign or otherwise transfer its rights or obligations under this Agreement except with the prior written consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required and either Party may transfer all rights and obligations arising hereunder to an entity if it is: (a) an Affiliate; (b) the successor in interest by reason of sale, merger or operation of law; or (c) has acquired all or substantially all of the assets and business.  Any unauthorized attempted assignment or delegation shall be null and void and of no force or effect.

16.3                        Amendment.  Except for provisions, which, by their terms, may be unilaterally modified or updated by one Party, this Agreement may not be modified or amended, in whole or in part, except by a written agreement signed by both Parties, and specifically stating that it modifies or amends this Agreement.

16.4                        Severability.  If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions).  The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the Parties and to achieve the economic effects originally intended by the terms hereof.

16.5                        Notices; Language.  Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, either (a) when delivered in person to the other Party, or (b) on the same business day that it is transmitted by facsimile to the facsimile number (s) set forth below, with electronic confirmation of receipt, if transmitted prior to 5:00 p.m. Eastern Time on such business day, or on the first business day following such transmission if transmitted after 5:00 p.m. Eastern Time or if transmitted on a day other than a business day; provided a hard copy is deposited within one (1) day after such transmissions in the U.S. mail, postage prepaid, and addressed as set forth below for notices by U.S. mail; or (c) on the third business day following its deposit in the U.S. mail, postage and addressed as follows:

If to UT:	United Therapeutics Corporation
[***]
[***]
Attention: [***]
Telefax: [***]

With a copy to:
United Therapeutics Corporation
[***]
[***]
Attention: [***]
Telefax: [***]

If to SPECIALTY PHARMACY:
Express Scripts, Inc.
[***]
[***] Attention: [***]

With a copy to:
Accredo Health Group, Inc.
[***]
[***]
Attn: [***]

16.6                        Waiver.  Either Party’s failure or delay in exercising any remedy for default shall not be deemed a waiver of that or any subsequent defaults of that provision or of any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

16.7                        Counterparts.  This Agreement shall be executed in two (2) or more counterparts in the English language, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

18.2.                     Governing Law.  Except as provided by federal law, this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware excluding any conflict-of-laws rule or principle therein contained under which any other law would be applicable.

16.8                        Relationship.  This Agreement does not make either Party the employee, agent or legal representative of the other Party for any purpose whatsoever.  Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party.  In fulfilling its obligations pursuant to this Agreement each Party shall be acting as an independent contractor and shall not be deemed to have formed any partnership, joint venture or other relationship.

16.9                        Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.10                 Cumulative Remedies.  Except as expressly provided in this Agreement, and to the extent permitted by Applicable Laws, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or equity.

16.11                 Privacy Compliance.

(a)                     HIPAA Compliance.  SPECIALTY PHARMACY shall only provide information to UT in a manner consistent with the Health Insurance Portability and Accountability Act of 1996, as amended, 42 U.S.C. § 1320d, et seq., and the implementing regulations promulgated thereunder (collectively referred to herein as “HIPAA”). Accordingly, the Parties agree that SPECIALTY PHARMACY shall only provide UT with information that is de-identified in accordance with HIPAA’s de-identification provision, 45 C.F.R. § 164.514(b), unless SPECIALTY PHARMACY: (i) has on file a valid, HIPAA-compliant authorization for each Patient whose protected health information (“PHI”) is sought to be disclosed, or (ii) authorization is not required under Applicable Laws in order to disclose the PHI. SPECIALTY PHARMACY acknowledges that UT has developed internal policies and mechanisms designed to ensure certain patient- and prescriber- specific information is made available only to certain personnel within the Patient Service Center, and not to other UT employees.  UT cannot and will not, and will ensure any of its vendors that receive data from SPECIALTY PHARMACY do not, re-identify any information that is received de-identified from SPECIALTY PHARMACY.  If UT seeks PHI from SPECIALTY PHARMACY for UT’s public health activities purposes, UT represents and warrants that the disclosure of such PHI by SPECIALTY PHARMACY to UT, either directly to UT or to UT’s data collection agent, satisfies the conditions of 45 C.F.R. § 164.512(b) in that: (i) if UT uses a third party to collect data for UT, such third party is serving in the capacity as UT’s agent for the purpose of, among other things, collecting data on behalf of UT; (ii) the data to be collected is to be used and/or disclosed by UT, or its data collection agent, solely for public health activities purposes and for no other purpose; (iii) de-identified data (as described in 45 C.F.R. § 164.514(b)) is not sufficient under the circumstances to enable UT to satisfy its public health activities purposes; and (iv) the data to be collected includes the minimal amount of PHI required in order for UT to conduct its public health activities purposes.

(b)                     Prescriber Identifiable Data. The Parties acknowledge that prescriber identifiable data (“PID”) laws currently exist and others may be enacted or amended from time to time. Accordingly, data provided hereunder may need to be modified in order to comply with such PID laws. Consistent therewith, SPECIALTY PHARMACY may de-identify any information required hereunder to the extent necessary to comply with any such PID laws, and SPECIALTY PHARMACY s so doing shall not be deemed a breach of this Agreement so long as the de-identification imposed by SPECIALTY PHARMACY is the minimal amount reasonably needed for compliance. Furthermore, UT agrees that it shall not access, provide access to, use, or otherwise disclose, any data provided or made available by SPECIALTY PHARMACY hereunder if doing so would result in a violation of any PID laws.

16.12                 Nothing herein shall be construed to limit SPECIALTY PHARMACY from entering into other agreements with other manufacturers or wholesalers that allow SPECIALTY PHARMACY to dispense products that compete with Products. Notwithstanding the preceding sentence, SPECIALTY PHARMACY warrants and represents that it will not disparage or disadvantage UT or Product.

16.13                 Each Party shall promptly notify the other Party upon learning of any activity that appears to improperly or inappropriately portray or affect the other Party, its products or Affiliates.

16.14                 The Parties do not intend for this Agreement to benefit any third party and, therefore, there are no third party beneficiaries to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNITED THERAPEUTICS CORPORATION			ACCREDO HEALTH GROUP, INC.

By	/s/ Kevin Gray		By	/s/ Bill Martin
	Kevin Gray			Name:	Bill Martin
	Sr. Vice President, Strategic Operations and Logistics			Title:	VP

	Date:	12/20/17		Date:	12/18/17

Attachment A

Products

Product Description	NDC Number
Remodulin 1 mg	66302-0101-01
Remodulin 2.5 mg	66302-0102-01
Remodulin 5 mg	66302-0105-01
Remodulin 10 mg	66302-0110-01
Remodulin Diluent*	66302-150-50
Tyvaso Patient Starter Kit (PSK)	66302-206-01
Tyvaso Patient Resupply Kit (RSK)	66302-206-02
Tyvaso Supplemental Refill 4 vial pack	66302-206-03
Tyvaso Institutional Starter Kit (ISK)	66302-206-04
Orenitram 0.125 mg (100 Count Bottle)	66302-300-001
Orenitram 0.25 mg (100 Count Bottle)	66302-302-01
Orenitram 1.0 mg (100 Count Bottle)	66302-310-01
Orenitram 2.5 mg (100 Count Bottle)	66302-325-01
Orenitram 5.0 mg (100 Count Bottle)	66302-350-01
Orenitram 0.125 mg (10 Count Bottle)	66302-300-10
Orenitram 0.25 mg (10 Count Bottle)	66302-302-10
Orenitram 1.0 mg (10 Count Bottle)	66302-310-10
Orenitram 2.5 mg (10 Count Bottle)	66302-325-10
Orenitram 5 mg (10 Count Bottle)	66302-350-10

*Remodulin Diluent will be made available to patients utilizing Remodulin free of charge

Attachment B

Specialty Pharmacy, for purposes of this Agreement, includes each of the locations identified below:

Designated Specialty Pharmacy Locations

Name/Address/Phone/Fax	Name/Address/Phone/Fax	Name/Address/Phone/Fax
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
BioPartners in Care, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	AHG of New York, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]	Accredo Health Group, Inc. [***]
Accredo Health Group, Inc. [***]	Lynnfield Drug, Inc. [***]	Lynnfield Compounding Center, Inc. dba Freedom FP Fertility Pharmacy [***]

Attachment C-1

Product Specific Network Requirements — Remodulin

1.0       Defined Terms.

1.1       “Diluent” shall mean Remodulin Diluent NDC 66302-150-50, available in 50mL vials and provided as part of any dispensing of UT Product for intravenous use.  Diluent is designed solely for use with and as part of UT Product and does not have any independent value.

1.2       “UT Product” or “Product” shall mean Remodulin® (treprostinil) Injection, a pharmaceutical product administered subcutaneously and intravenously only for the treatment of PAH to be marketed in the Territory under the brand name REMODULIN®. In addition, Diluent is considered part of “UT Product” or “Product” when dispensed for intravenous use.

2.0       Diluent Dispensing Activities.

2.1       Diluent Dispensing.  The Parties agree to make available and/or dispense Diluent as part of shipments of UT Product for intravenous use as set forth below.

(i)             SPECIALTY PHARMACY will maintain adequate inventory of Diluent as mutually considered by the Parties to be sufficient to meet Customers’ anticipated demands in conjunction with the intravenous use of UT Product, as set forth in Section 4.7.

SPECIALTY PHARMACY will dispense and/or make available Diluent on as necessary and appropriate for the applicable site of service.  SPECIALTY PHARMACY acknowledges and agrees that Diluent is being provided solely for use as part of UT Product and will notify Customers at the time of dispensing that Diluent is being provided solely as part of UT Product for Intravenous use, and not for any other use. Further, neither SPECIALTY PHARMACY nor Customer shall charge or seek reimbursement from patients, Customers or any other parties for any Diluent provided.

Attachment C-2

Product Specific Network Requirements - Orenitram

Orenitram Referrals are centralized through the Patient Service Center and therefore, the SPECIALTY PHARMACY activities and the PSC activities shall be as described below:

The PSC shall perform the following activities in order to manage the initial intake and processing of a Patient Referral:

1.              Notify the Prescriber or Prescriber’s designee immediately of the receipt of a Prescription for the Product from a Patient Referral.

2.              Conduct an Introduction call with the Patient and/or Patient Representative to describe next steps.

3.              During the Introduction call, verify Patient Information included on the Referral Form, with the Patient and verify/secure accurate and detailed Third-Party Payer information.

4.              Determine any financial assistance needs and/or need to explore alternate coverage options.

Subsequently, the PSC shall take all reasonable and necessary actions within the scope of what is available to UT, to obtain accurate Third-Party Payer information and anticipated insurance coverage for the UT Product including, without limitation, researching and attempting to determine:

1.              Coverage parameters, including all relevant clinical documentation required by the Payer.

2.              If UT Product is covered, Plan Name(s), Plan Address or Location, Contact Information, Plan Type(s), Subscriber #(s), Group # (s), under what benefit (e.g. a “medical plan” or “pharmacy plan”).

3.              The anticipated/Patient’s Financial Responsibility and initiate the referral of the Patient to the appropriate Financial Assistance Program if the patient expresses an inability to pay.  The PSC shall coordinate Financial Assistance Programs and Alternate Coverage education in collaboration with SPECIALTY PHARMACY.

4.              Whether a Prior Authorization is required for reimbursement and which Plan benefit provides review (e.g. pharmacy or medical).

5.              If Prior Authorization is required, what information, forms and supporting documentation the Prescriber or SPECIALTY PHARMACY must submit in order to receive such authorization and all relevant contact information for the appropriate Specialty Pharmacy based on Third-Party Payer/Specialty Pharmacy Contracting and Preferred Pharmacy status and secondarily as per Prescriber’s preference.

After the Initial Intake process as described above has been completed, the PSC shall notify the Prescriber in a time and manner sufficient for the circumstances and preferences of the Prescriber the following:

(1)         Of any missing/incomplete items on the Referral Form or missing/incomplete documents (to the extent known after a preliminary, non-clinical review conducted by the PSC).  The PSC shall advise the Prescriber of expected delays due to missing or incomplete information.

(2)         Of the Patient’s anticipated Financial Assistance Program eligibility information.

(3)         The designated Specialty Pharmacy, Name, Contact Information and Triage Date/Time.

(4)         The expectations related to Specialty Pharmacy follow-up.

The PSC shall record the results of its research on the foregoing and shall enter all such information in the PSC database.  Subsequently, the PSC shall prepare and submit the Patient Referral, Clinical Documentation, any supporting data, Third-Party Payer information obtained from the Patient/Patient Representative and any applicable Financial Assistance Program information to SPECIALTY PHARMACY, via the established automated secure data and document transmission protocol.

Subject to compliance with Section 16.11 of the Agreement, the PSC shall receive daily files from SPECIALTY PHARMACY with accurate Status updates, Change Details, any applicable compliance program data, and details on Insurance Issues with Third-Party Payers.  This Third-Party Payer information shall include coverage criteria information, formulary additions and updates, any Payer exception processes, and updated Specialty Pharmacy/Payer Contracting Status.  The PSC will communicate this information to the UT Managed Markets Team and make any necessary updates to the UT Payer Database.

The PSC will facilitate processing of all Referrals and troubleshoot delays until the Patient’s first shipment is sent. The PSC shall communicate information to the appropriate stakeholders, including Patients, Prescribers, Financial Assistance Program Partners and to UT Managed Markets Team during the time the Patient Referral is Pending.  The PSC shall coordinate with SPECIALTY PHARMACY as necessary to avoid duplication of communication efforts while ensuring timely delivery of accurate information.

The PSC dedicated single point of contact will communicate regularly, but not less than weekly, both through file sharing and telephonically with SPECIALTY PHARMACY’s designated contact with access to Patient records.

SPECIALTY PHARMACY shall:

1.              Agree to utilize the UT Referral Form format for Patient Referral collection purposes at all times, provided SPECIALTY PHARMACY’s review and approval.

2.              Accept Patient Referrals solely from the Patient Service Center.

3.              Forward to the Patient Service Center complete information on any Patient Referrals received directly from Customer, and notify Patient’s Prescriber of such transfer.  This does not include Refill Prescriptions, except in the event of a Change in Details involving the Patient demographic or Prescriber Information.

4.              Notify the PSC of any Change of Details involving Patient Information (e.g. demographics, Patient Representative, etc.) or Prescriber Information at any time after the initial shipment via the established data exchange and reporting protocol.

5.              Use the unique identification number assigned by the Patient Service Center in all communications and reports containing Customer/ Patient information.

6.              Notify the PSC, no more than one (1) business day from receipt of Patient Referral Packet; via established data exchange/reporting protocol, of receipt of the Prescription/Patient Enrollment Packet received from the Patient Service Center.

7.              Identify and expedite any Patient Referrals marked “Urgent”.

SPECIALTY PHARMACY shall, subject to compliance with Section16.11 of the Agreement, take all necessary actions to obtain and verify accurate Third-Party Payer information, insurance coverage, reimbursement criteria, and patient share of cost for the UT Product.  These activities include, but are not limited to the following:

1.              Conduct an independent validation of the Patient Information and Prescriber Information provided by the Patient Service Center during intake/reimbursement and dispensing process.  SPECIALTY PHARMACY shall notify the PSC of any data discrepancy or changes through the established Change Details data exchange/reporting protocol.

2.              Conduct an independent insurance coverage and benefit verification no more than two (2) business days from receipt of Patient Referral.  If, after conducting an independent validation/verification of the data and/or documents submitted to them by the PSC, specific to Payer information, SPECIALTY PHARMACY identifies erroneous details as provided by the PSC, SPECIALTY PHARMACY will notify the PSC of the corrected information through the established Change Details data exchange/reporting protocol.

3.              Verify coverage for the UT Product, Plan Name(s), Plan Address or Location, Contact Information, Plan Type(s), Subscriber #(s), Group # (s), under what benefit (e.g. a “medical plan” or “pharmacy plan”).

4.              Determine if Prior Authorization is required, what information, forms and supporting documentation the Prescriber or SPECIALTY PHARMACY must submit in order to receive such authorization and all relevant contact information for same.  SPECIALTY PHARMACY shall notify the Prescriber of the details of the requirement, within one (1) business day of learning about such requirement and provide the Prescriber with any necessary forms or documents.

5.              Determine what other activities, submissions or approvals are required to obtain reimbursement promptly and to the fullest extent permitted by the Third-Party Payer.

6.              Conduct a review of the submitted clinical documentation and notify the Prescriber of any additional clinical or supporting documentation necessary to fulfill the prior authorization/re-authorization and/or appeal requirements.

7.              In the event, a Third-Party Payer informs SPECIALTY PHARMACY that the UT Product is not eligible for coverage, then within (1) business day of receipt of such information, SPECIALTY PHARMACY shall make such inquiries of the Third-Party Payer as shall be necessary to determine the requirements for submission of an appeal of the denial of coverage, including any requirements for exception requests. ACCREDO shall notify the Prescriber, and the Patient Service Center immediately of such determination.  The Prescriber and if necessary, the Patient, at his or her option, may elect to pursue the Appeal. SPECIALTY PHARMACY shall provide reasonable assistance to the Prescriber and/or Patient, including assistance with preparing applications and participation in telephone conferences and meetings with representatives of the Third-Party Payer.  SPECIALTY PHARMACY shall provide reasonable assistance at the request of the Prescriber and/or Patient, until all levels of appeal options are exhausted.  Notwithstanding the foregoing, in no event shall SPECIALTY PHARMACY prepare or complete appeals forms, or draft or ghostwrite letters (e.g., letters of medical necessity) on behalf of any physician or other referral source, nor shall SPECIALTY PHARMACY pursue any Appeal in connection with an off-label use of the Product or otherwise include off-label information in connection with any appeal.

8.              If SPECIALTY PHARMACY is unable to service a Patient, SPECIALTY PHARMACY shall immediately (no more than two (2) business days from receipt of referral or final appeal determination) return the Patient Referral to the PSC.

9.              Coordinate with providers of financial assistance programs to accept Secondary Billing reimbursements for those Patients identified either by the PSC or by SPECIALTY PHARMACY as needing financial assistance.

10.       Conduct on-going reviews of all Patient’s Third-Party Payer situation(s) and identify any Patient’s stated need for a financial assistance program, including Alternate Coverage counseling, and refer Patient’s appropriately and timely to ensure no interruption in service.  SPECIALTY PHARMACY shall utilize available internal and UT provided assistance programs for Patients that qualify.

After the reimbursement clearance process as described above has been completed, SPECIALTY PHARMACY shall notify the Prescriber in a time and manner sufficient for the circumstances and preferences of the Prescriber of the following:

1.              send a letter to the Prescriber after the Product ships.

2.              coordinate as necessary to avoid duplication of communication efforts while ensuring timely delivery of accurate information.

SPECIALTY PHARMACY shall record the results of its research and activities on the foregoing and shall enter all such information in the database and transmit, via the established automated secure data exchange/transmission protocol, the data specs to the Patient Service Center.

SPECIALTY PHARMACY shall, subject to compliance with Section16.11 of the Agreement, take all necessary actions to validate, verify and relay accurate and timely data to the Patient Service Center.  These activities include, but are not limited to the following:

1.              Communicate with and provide information to the Prescriber and Patient in a time and manner sufficient for the circumstances and preferences of the Prescriber and Patient.  In addition, coordinate with Patient Service Center as necessary to avoid duplicate telephone calls/communications to the Prescriber and Patient.

2.              Communicate details to the PSC of the Status of Pending Referrals daily via the established data exchange and reporting protocol.

3.              Communicate Change Details to the PSC daily via the established data exchange and reporting protocol.

4.              Communicate to the PSC any applicable compliance program data via the established data exchange and reporting protocol.

5.              Provide, upon execution of this agreement and updated monthly for the term on this agreement a comprehensive listing of all contracted Third-Party Payers and the Preferred Status of same.

6.              Communicate details to the PSC on Insurance Issues with Third-Party Payers including but not limited to coverage criteria information, formulary additions and updates, Payer exception processes, updates and/or changes in Payer Medical or Coverage polices, etc.

7.              Coordinate Start of Care and Shipments with Patients and notify PSC of dates of same via the established data exchange and reporting protocol.

8.              Notify the PSC of any Patient or Prescriber that is unreachable.

9.              Provide a designated point of contact with access to Patient records to attend calls at least weekly with the Patient Service Center in the time and manner reasonably required by UT.

Attachment D

Timelines for delivery of reports from SPECIALTY PHARMACY to UT (Post Marketing)

Type of Report	Timeline from Specialty Pharmacy to UT Following Day 0*	Format	Means of Delivery**
AEs/ADRs/Special Reporting Situations/Safety Information (including follow-up report or information to previously submitted reports & reports that have minimal safety data)	As soon as possible but no later than 3*days	Source Data in English**	Secure E-Mail, FAX as set forth below
Product Complaints	As soon as possible but no later than 3*days	Source Data in English**	Secure E-Mail, FAX as set forth below

* Timelines for delivery are presented in Calendar Days unless otherwise noted.

*UT-GDS team is open to discuss format of the data & not create any burden on SPECIALITY PHARMACY staffs supporting UT project and be able to receive full patient data to UT GDS team to perform necessary medical assessment of the report & reduce # of follow-ups.

United Therapeutics Corp	SPECIALTY PHARMACY

AE/PC Reporting/Training Contact [***] Telephone: [***] E-mail: [***] PV Vendor Audits/Compliance & Oversight Contact [***] Telephone: [***] E-mail: [***]	Pharmacovigilance Contact or designee [***] Telephone: [***] E-mail: [***] and [***] Telephone: [***] E-mail: [***]

Drug Safety Common Mailbox and Fax [***] (primary submission method) Fax: [***] (back-up submission method)	Safety and General Correspondence [***] Telephone: [***] E-mail: [***]

Attachment E

REPORTS

Remodulin® Monthly Utilization Report Distributor Name: ACCREDO For Month Ending: (specify MM/YY) Report Date: (specify mm/dd/yy) For Calendar Year: Section I: Vial Utilization Data (running totals) & Ordering Patients/Month Remodulin Vial Sizes Month 1.0 mg 2.5 mg 5.0 mg 10.0 mg Diluent 50 ml Compound 1mg Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 * Includes patient and hospital who received Remodulin including those with multiple strength orders during the reporting period 2017-2018 Totals 0 0 0 0 0 0 Active Patient Census Values: S.C. I.V.: PAP S.C. PAP I.V. TOTAL Start of Reporting Period End of Reporting Period Gain/Loss Comments: Section II: Commercial Inventory On Hand Summary Remodulin Vial Sizes 1.0 mg 2.5 mg 5.0 mg 10.0 mg Diluent 50 ml Compound 1mg "Inventory Count (First of Month):" Estimated 15 days usage: "Estimated Inventory Count (Order Receipt Date):" "3 Month Avg of Total Vials Shipped/Month:" "Inventory Days On Hand:" "Expected Purchase Order Request" "Adjusted Inventory Qty (Est. Inventory + new PO):" "Adjusted Inventory Days On Hand:"

Section III: Patient Assistance Program (PAP) • Patients & Inventory Summary Active PAP Patient Census Start of Reporting Period: S.C.: 0 0 0 End of Reporting Period: S.C.: 0 0 0 Gain/Loss S.C.: 0 I.V.: 0 0 Consigned PAP Remodulin Vial Sizes 1.0 mg 2.5 mg 5.0 mg 10.0 mg Diluent 50 ml Compound 1mg "PAP Inventory Count (end of Reporting Period):" "3 Month Avg of Total PAP Vials Shipped/Month:" "Projected PAP Inventory Days On Hand:" "PAP Consignment PO Request (if applicable)" "Adjusted PAP Inventory Qty (Invent count + new PO):" "Adjusted PAP Inventory Days On Hand:" MiniMed 407c® Pumps MiniMed Supplies ONLY: Item Name: (enter) Item Number: Qty Requested: Sof-Set Sub Cut Adm Set Sof-Serter Inf Set Insertion Sys MiniMed Syringe/Reservoir MiniMed Shower Pack Opsite IV Prep Alcohol Prep Pads IV Prep Antiseptic Wipe Batteries Remodulin Tape Electronic Copies to: United Therapeutics:

TYVASO ® Monthly Utilization Report Distributor Name: ACCREDO For Month Ending: (specify MM/YY) Report Date: (specify mm/dd/yy) For Calendar Year: Section I: Utilization Data (running totals) & Ordering Patients/Month Tyvaso Package Size Month Starter Kit TD100 Re-supply Kit 4Ct package Re-supply Kit-TD100 Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 2017-2018 Totals 0 0 0 0 Section II Active Patient Census Values: Commercial Pap Total Start of Reporting Period End of Reporting Period Gain/Loss Comments: Section III: Commercial Inventory On Hand Summary Starter Kit Re-Supply Kit 4 CT Package Re-supply Kit-TD100 "Inventory Count (First of Month):" Estimated 15 days usage: "Estimated Inventory Count (Order Receipt Date):" "3 Month Avg of Total Tyvase Shipped/Month:" "Inventory Days On Hand:" "Expected Purchase Order Request"

"Adjusted Inventory Qty (Est. Inventory + new PO):" "Adjusted Inventory Days On Hand:" Section IV: Patient Assistance Program (PAP) • Patients & Inventory Summary Active PAP Patient Census Start of Reporting Period: 0 End of Reporting Period: 0 Gain/Loss 0 Secvtion V:Tyvaso PAP Inventory Starter Kit Re-Supply Kit 4CT Package Re-supply Kit-TD100 "PAP Inventory Count (end of Reporting Period):" "3 Month Avg of Total PAP Vials Shipped/Month:" "Projected PAP Inventory Days On Hand:" "PAP PO Request (if applicable)" "Adjusted PAP Inventory Qty (Invent count + new PO):" "Adjusted PAP Inventory Days On Hand:" Electronic Copies to: United Therapeutics:

Orenitram Monthly Utilization Report Distributor Name: Accredo For Month Ending: (specify MM/YY) Report Date: (specify mm/dd/yy) For Calendar Year: Section I: Vial Utilization Data (running totals) & Ordering Patients/Month Orenitram Strengths - Total Number of Tablets Shipped Orenitram Orders* Month 0.125 mg 0.25 mg 1 mg 2.5 mg 5 mg Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 2017-2018 Totals 0 0 0 0 0 0 Active Patient Census Values: Start of Reporting Period End of Reporting Period Gain/Loss 0 Comments: Section II: Commercial Inventory On Hand Summary Orenitram Strengths 0.125 mg 0.25 mg 1 mg 2.5 mg 5 mg "Inventory Count (end of Reporting Period):" Estimated 15 days usage: "Estimated Inventory Count (Order Receipt Date):" "3 Month Avg of Total Tablets Shipped/Month:" "Inventory Days On Hand:" "Expected Purchase Order Total # of Tablets Request" "Adjusted Inventory Qty (Est. Inventory + new PO):" "Adjusted Inventory Days On Hand:" #DIV/0! #DIV/0! #DIV/0! #DIV/0! #DIV/0! Total Number of Bottles on the expected PO 0 0 0 0 0 Section III:Continued Access Program (CAP) • Patients & Inventory Summary Consigned CAP Orenitram Tablets 0.125 mg 0.25 mg 1 mg 2.5 mg 5 mg "CAP Inventory Count (end of Reporting Period):" "3 Month Avg of Total CAP Tablets Shipped/Month:" "Projected CAP Inventory Days On Hand:"

"CAP Consignment PO Request (if applicable)" "Adjusted CAP Inventory Qty (Invent count + new PO):" "Adjusted CAP Inventory Days On Hand:"